Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Share Equivalents

For the Six Months and Three Months Ended June 30, 2007 and 2006

(in thousands of U.S. dollars or shares, except per share amounts)

	For the Six Months Ended June 30, 2007			For the Six Months Ended June 31, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$274,288			$270,774
Less: preferred dividends	17,263			17,263

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$257,025	56,820.8	$4.52	$253,511	56,748.6	$4.47
Effect of dilutive securities:
Stock options and other		1,352.9			880.0

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$257,025	58,173.7	$4.42	$253,511	57,628.6	$4.40

	For the Three Months Ended June 30, 2007			For the Three Months Ended June 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$105,021			$77,531
Less: preferred dividends	8,631			8,631

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$96,390	56,682.8	$1.70	$68,900	56,763.5	$1.21
Effect of dilutive securities:
Stock options and other		1,465.9			892.5

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$96,390	58,148.7	$1.66	$68,900	57,656.0	$1.20